Exhibit 99.1

Email to Employees

From: Jeff Nau

Email Subject Line: Oyster Point and Viatris Merger Agreement

Oyster Point team,

This morning, Oyster Point issued a press release [https://www.globenewswire.com/news-release/2022/11/07/2549667/0/en/Oyster-Point-Pharma-a-Leading-Ophthalmology-Focused-Biopharmaceutical-

Company-to-be-Acquired-by-Viatris.html] announcing that we have entered into an agreement to be acquired by Viatris Inc. Further details of this agreement and plans moving forward will be shared during Viatris’ earnings call at 8:30 a.m. ET today, which I will be participating in. You can choose to attend the call by accessing the following link: https://investor.viatris.com/. Oyster Point will also be holding a special town hall meeting today and an invitation will be sent out shortly.

When each of you joined Oyster Point, we asked you to embark on a journey with us to build a leading company within the eye care space. Looking back since 2017, I am truly proud of what we have accomplished in such a short period of time to build Oyster Point into what it has become today. Now, I’m asking you to join me in the next phase of Oyster Point’s lifecycle as we look to become the foundation of the Viatris ophthalmology franchise.

This is a remarkable milestone for Oyster Point and a testament to what we have all worked so hard to build—a uniquely talented team, a commercial asset with TYRVAYA® that we believe is poised to have an incredible growth trajectory, and what I believe to be an industry-leading pipeline that could change the future of eye care.

It’s important to stress that a significant driver of Viatris’ interest in Oyster Point is our people, including our impressive expertise in ophthalmology and the strong relationships we have built within the ophthalmic community, cultivated by all of you.

Upon completion of the transaction, we would function as a new division within Viatris combining Oyster Point’s expertise in ophthalmology — our infrastructure and deep knowledge of the space from a clinical, medical, regulatory, and commercial perspective, TYRVAYA and pipeline assets — with Viatris’ global commercial footprint, research and development, regulatory capabilities and supply chain. We would play a key role in the growth of Viatris, promoting and developing Oyster Point’s current product and assets, plus Viatris’ recently acquired ophthalmology pipeline assets.

Together, with our complementary sector expertise, innovation, scale, pipeline, and global commercial reach, we will endeavor to build a world-class ophthalmology business to meaningfully shape the future of eye care, to the benefit of patients.

There is far too much to convey via email, which is why we’ll be discussing more during our town hall today. The transaction is subject to regulatory approvals and a successful tender offer to shareholders, as well as other customary closing conditions, and is expected to close in early Q1 2023. Until then, we will remain an independent publicly traded company and very little will change in terms of our day-to-day operations.

Thank you again for your hard work. I’m incredibly proud of the company we have created and for what we plan to continue to build with Viatris. This is an exciting time for Oyster Point and a day to celebrate two great companies coming together!

Jeff

Additional Information about the Transaction and Where to Find It

The tender offer for the outstanding shares of common stock of Oyster Point Pharma Inc. (“OP”) has not yet been commenced. This communication does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell OP securities. At the time the tender offer is commenced, Viatris Inc. (“Parent”) and [Merger Sub], a direct wholly owned subsidiary of Parent (“Purchaser”), will file a Tender Offer Statement on Schedule TO (including an Offer to Purchase) with the Securities and Exchange Commission (the “SEC”) and thereafter, OP will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, in each case, with respect to the Tender Offer. The solicitation and the offer by Parent to purchase shares of OP’s common stock will only be made pursuant to such Offer to Purchase and related materials. Once filed, investors and security holders are urged to read these materials (including the Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents, as each may be amended or supplemented from time to time) carefully since they will contain important information that OP investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, Offer to Purchase, Solicitation/Recommendation Statement and related materials will be filed with the SEC, and OP investors and security holders may obtain a free copy of these materials (when available) and other documents filed by Parent, Purchaser and OP with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents that Parent and Purchaser file with the SEC will be made available to all investors and security holders of OP free of charge from the information agent for the tender offer. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by OP under the “Investors & Media” section of OP’s website at https://oysterpointrx.com.

Forward-Looking Statements

To the extent that statements contained in this communication are not statements of historical facts, they may be deemed to be forward-looking statements. In some cases, such forward-looking statements can be identified by terms such as “believes,” “plans,” “anticipates,”

“continue,” “potential,” “seek,” “goal,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements are based on management’s current expectations, beliefs, estimates, projections and assumptions. As such, forward-looking statements are not guarantees of future performance and involve inherent risks and uncertainties that are difficult to predict. As a result, a number of important factors could cause actual results to differ materially from those indicated by such forward-looking statements, including: the risk that the proposed acquisition of Oyster Point Pharma Inc. (“OP”) by Viatris Inc. (“Parent”) may not be completed; the possibility that competing offers or acquisition proposals for OP will be made; the delay or failure of the tender offer conditions to be satisfied (or waived), including insufficient shares of OP common stock being tendered in the tender offer; the failure (or delay) to receive the required regulatory approvals of the proposed acquisition; the possibility that prior to the completion of the transactions contemplated by the acquisition agreement, Parent’s or OP’s business may experience significant disruptions due to transaction-related uncertainty; the effects of disruption from the transactions of OP’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, manufacturers, suppliers, vendors, business partners and distribution channels to patients; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the failure of the closing conditions set forth in the acquisition agreement to be satisfied (or waived); the possibility that OP’s expectations as to the extent to which OP will be able to continue to commercialize TYRVAYA® (varenicline solution) Nasal Spray and any of OP’s other products and product candidates may not be realized as anticipated; the possibility that the anticipated scope, rate of progress and cost of OP’s preclinical studies and clinical trials and other research and development that OP may not materialize; the possibility that OP’s estimates of its expenses, ongoing losses, future revenue, capital requirements and its needs for or ability to obtain additional financing may not be accurate; the possibility that OP’s expectations may not be met as to the sufficiency of its capital resources; the possibility that OP’s expectations may not be met as to its ability to obtain and maintain intellectual property protection for its products and any of its product candidates; the possibility that OP’s anticipated receipt and timing of royalties from its collaborators may not be realized as anticipated; the possibility that OP’s expectations may not be met as to the revenues from its collaborations; the possibility that OP’s expectations may not be met as to OP’s ability to retain and recruit key personnel and third-party distributors; the possibility that OP’s expectations may not be met as to its anticipated financial performance; the possibility that OP’s expectations may not be met as to its anticipated developments and projections relating to its competitors or the industry in which OP operates; the possibility that unforeseen safety issues could emerge for TYRVAYA Nasal Spray that could require OP to change the prescribing information, limit use of the product and/or result in litigation; the possibility that other manufacturers could obtain approval for generic versions of TYRVAYA Nasal Spray or of products with which OP competes; the possibility that the third-party organizations that manufacture, supply and distribute TYRVAYA Nasal Spray may fail to perform adequately or fulfill OP’s needs; the possibility that changes in healthcare law and implementing regulations may occur and may negatively impact OP’s ability to generate revenues or could limit or prevent OP’s products’ or product candidates’ commercial success; the possibility that regulatory filings for products or product candidates that OP or its partners develop are not made or granted as currently anticipated; the possibility that OP is not able to negotiate adequate pricing, coverage and adequate reimbursement for its products and product candidates with third parties and government authorities; the possibility of political, social and economic instability, natural disasters or public health epidemics in countries where OP or its collaborators conduct activities related to OP’s business; and a variety of other risks set forth from time to time in Parent’s or OP’s filings with the SEC, including but not limited to the risks discussed in Parent’s Annual Report on Form 10-K for the year ended December 31, 2021 and in other filings with the SEC and the risks discussed in OP’s Annual Report on Form 10-K for the year ended December 31, 2021, in OP’s subsequent Quarterly Reports on Form 10-Q and in its other filings with the SEC. The risks and uncertainties may be amplified by the COVID-10 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts Parent’s and OP’s businesses, operations and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. The reader is cautioned not to unduly rely on these forward-looking statements. Parent and OP expressly disclaim any intent or obligation to update or revise publicly these forward-looking statements except as required by law.